LOCK-UP LETTER AGREEMENT

J.P. Morgan Securities Inc.
Brean Murray, Carret & Co., LLC
Oppenheimer & Co., Inc.
Punk, Ziegel & Company, L.P.
c/o J.P. Morgan Securities Inc.
277 Park Avenue, 3rd Floor
New York, New York 10172

Ladies and Gentlemen:

The undersigned understands that you and certain other placement agents (the “Placement Agents”) propose to enter into a Placement Agent Agreement (the “Placement Agent Agreement”) relating to the sale (the “Offering”) by XTL Biopharmaceuticals Ltd., a public company limited by shares organized under the laws of the State of Israel (the “Company”) of its Ordinary Shares, par value NIS 0.02 (the “Ordinary Shares”) and warrants to purchase Ordinary Shares (the “Warrants”).

In consideration of the execution of the Placement Agent Agreement by the Placement Agents, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of J.P. Morgan Securities Inc., on behalf of the Placement Agents, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Ordinary Shares (including, without limitation, Ordinary Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and Ordinary Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Ordinary Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Ordinary Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Ordinary Shares or securities convertible into or exercisable or exchangeable for Ordinary Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 90th day after the Effective Date (as that term is defined in the Securities Purchase Agreement, dated as of March 17, 2006, among the Company and certain purchasers) (such period, the “Lock-Up Period”).

Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this letter agreement shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of such earnings release or the announcement of such material news or event or such release, as the case may be, unless J.P. Morgan Securities Inc. waive such extension in writing. The undersigned hereby further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this letter agreement during the period from the date of this Lock-Up Letter Agreement to and including the 34th day following the expiration of the Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as such may have been extended pursuant to this paragraph) has expired.

The foregoing shall not apply to bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any such transfer that (1) the transferee/donee agrees to be bound by the terms of this letter agreement (including, without limitation, the restrictions set forth in the foregoing) to the same extent as if the transferee/donee were a party hereto, (2) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the 90-day period referred to above), (3) each party (donor, donee, transferor or transferee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Act of 1933, as amended, and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition and (4) the undersigned notifies J.P. Morgan Securities Inc. at least two business days prior to the proposed transfer or disposition.

In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this letter agreement.

It is understood that, if the Company notifies the Placement Agents that it does not intend to proceed with the Offering, if the Placement Agent Agreement does not become effective, or if the Placement Agent Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Ordinary Shares and the Warrants, the undersigned will be released from its obligations under this letter agreement.

The undersigned understands that the Company and the Placement Agents will proceed with the Offering in reliance on this letter agreement. Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to a Placement Agent Agreement, the terms of which are subject to negotiation between the Company and the Placement Agents.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

By:
Name:
Title:

Dated: